Exhibit 99.1

FOR IMMEDIATE RELEASE - March 24, 2006
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Tracy, California

Service 1st Bancorp Announces Record 2005 Results

March 24, 2006

Service 1st Bancorp (the "Company", OTCBB: SVCF), parent company for Service 1st Bank, today announced results for the year ended December 31, 2005. Income, before taxes, increased at year-end 2005 to $1,567,615 compared to $1,163,978 at year-end 2004. This represents an increase of $403,637 or 34.69% over year-end 2004. The tax expense for 2005 was $144,996 versus a tax credit of $250,000 for 2004. This represented a net change of $394,996 reflecting an after tax net income of $1,422,619 for 2005 and $1,413,978 for 2004. Fully diluted earnings per share were $.56 for 2005 versus $.81 for 2004.

The return on average assets before income tax expense was .99% for 2005. After the provision for income tax expense the return on average assets for 2005 was ..90%. The return on average equity before income tax expense was 10.38% for 2005, and 9.24% after tax expense.

Total assets for 2005 increased 23.44% to $169,329,270 compared to $137,172,635 for 2004. Total net loans increased 20.80% to $82,533,132 for 2005 versus $68,322,348 for 2004. Total deposits for 2005 increased 23.78% to $151,141,667 compared to $122,108,582 for 2004.

"This past year was very satisfactory in that we increased pretax earnings approximately 35% and total assets more than 23% for a gain in assets of $32,156,635" said John Brooks, Chairman and CEO of the Company. "We continue to expand our influence and customer base. Service 1st Bank is now expanding branch locations by moving into the Lodi market. A temporary office is now open at 1930 Tienda Drive, Building B, Suite 104 with the permanent full-service office scheduled for early summer of 2006. We are very excited about the potential in Lodi as we have several shareholders and customers from the Lodi marketplace" said Mr. Brooks.

Service 1st Bank, the Company's subsidiary, was founded November 10, 1999 and has completed its sixth year of operations. Service 1st Bank has full service offices in Stockton and Tracy with the aforementioned Lodi office scheduled to open as the third full-service office in 2006.

On behalf of the board, management and staff of Service 1st Bancorp we thank our shareholders and customers for their ongoing support during the past six years.


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Any inquiries may be directed to: John Brooks at (209) 820-7953/
jbrooks@service1stbank.com, Robert Bloch at (209) 820-7923/ rbloch@service1stbank.com or Bryan Hyzdu at (209) 993-2202/ bhyzdu@service1stbank.com.


                           Forward Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.



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